UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934

Date of Report (Date of earliest event reported):

May 12, 2005

Modine Manufacturing Company
Exact name of registrant as specified in its charter

Wisconsin	1-1373	39-0482000
State or other jurisdiction of incorporation	Commission File Number	I.R.S. Employer Identification Number

1500 DeKoven Avenue, Racine, Wisconsin	53403
Address of principal executive offices	Zip Code

Registrants telephone number, including area code:	(262) 636-1200

Check the appropriate below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

TABLE OF CONTENTS

ITEM 2.02.     Results of Operations and Financial Condition

SIGNATURE

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.02.   Results of Operations and Financial Condition.

On May 12, 2005, Registrant issued a press release announcing its financial results for the fiscal year ended March 31, 2005. The text of that release and financial statements appear below:

Modine Reports 52% Growth in Net Earnings and 29% Increase in Sales for Fiscal 2005; Operating Cash Flow Reaches a Record $156 Million and Return on Invested Capital Improves Significantly

Racine, WI, May 12, 2005 - Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported on a preliminary basis that net earnings increased 52% to $61.7 million, or $1.79 per fully diluted share, for fiscal 2005 ended March 31, 2005, compared with $40.4 million, or $1.19 per fully diluted share, in fiscal 2004. The significantly higher results were led by strong performances in the Company’s North American and European Truck and Heavy-Duty businesses, as well as the European Automotive segment.
Full-year sales reached a record $1,543.9 million, a 29% improvement versus $1,199.8 million last year, while income from operations of $85.0 million jumped from $50.1 million, generating increased operating margins of 5.5% compared with 4.2% in 2004.
Record operating cash flow for fiscal 2005 was $155.7 million, the 5th consecutive year above $100 million, and a 43% increase versus the prior year. Modine’s annualized return on average capital employed (ROACE)** for fiscal 2005 improved to 9.1% compared with 6.7% for fiscal 2004. The Company’s stated ROACE target is 11-12% through a cycle.
“Fiscal 2005 was truly a year of great progress for Modine on all fronts,” said David Rayburn, Modine President and Chief Executive Officer. “We achieved a third consecutive year of sales and earnings growth, along with much improved returns, while preserving a strong balance sheet and continuing to generate solid cash flow to invest for profitable growth and return money to our shareholders.”
“We also announced $330 million of net new business between now and 2009 with launches of a number of major new programs across our diversified and global market and customer base,” he added. “We continued the transformation of our Company with the planned spin off of our Aftermarket business as well as the accretive acquisitions of WiniaMando’s Automotive Climate Control business, Transpro’s heavy-duty original equipment unit and, most recently, early in fiscal 2006, Airedale Air Conditioning International, with total combined sales of about $325 million.”
Fiscal 2005 selling, general and administrative (S,G&A) expenses were 12% higher than in 2004 but, as a percentage of sales, fell to 17.1% from 19.6%.
Net favorable currency exchange rates added approximately $39.1 million and $6.8 million to full-year sales and pre-tax earnings, respectively. On a reported basis and within the previously forecasted range, the Asian acquisitions in the summer and fall of 2004 added 11 cents per fully diluted share to Modine’s fiscal 2005 results, due to higher-than-expected favorable currency exchange rates despite a lower-than-anticipated operating performance from softer Korean and Chinese markets.
For the fourth quarter of fiscal 2005, net earnings were $14.9 million, or $0.43 per fully diluted share, a 19% increase compared with $12.5 million, or $0.37 per fully diluted share, one year ago. The Company’s worldwide Truck, European Heavy-Duty and commercial HVAC&R (heating, ventilating, air conditioning and refrigeration) businesses posted higher results, along with an improvement in the Electronics Cooling unit. Slightly offsetting the improvements was reduced income from the North American Automotive division, due primarily to ongoing price pressures and lower vehicle platform volumes, and from the European Automotive business, resulting principally from the expected ramp-down of the BMW 3 Series ahead of the new 3 Series launch.
Included in this year’s quarterly results is after-tax income of $1.6 million, or $0.05 per fully diluted share, related primarily to net favorable adjustments for both prior quarters in the current year ($0.6 million) and prior years’ ($1.0 million) foreign currency transactions and inventory revaluations/material costs at two non-U.S. locations of the Company’s Aftermarket business. The Company has determined that these items, which previously had been included in the foreign currency translation component of other comprehensive income, should have been recorded through the statement of earnings for U.S. GAAP reporting purposes. Last year’s fourth quarter results reflected an after-tax gain of $1.1 million, or $0.03 per fully diluted share, from the sale of two Modine facilities.
Revenues for the fourth quarter increased 29% to $414.6 million versus $321.0 million in the year-ago period, the 11th consecutive quarter of year-over-year sales growth.
Strong operating cash flow of $67.1 million in the quarter enabled the Company to pay down debt by a net $19.5 million, acquire Transpro’s heavy-duty OE business for $16.6 million, fund capital expenditures of $24.5 million, pay the quarterly dividend of $5.6 million and increase its cash balance by $5.1 million from the third quarter.
“Our fourth quarter results were slightly ahead of our prior guidance,” Rayburn noted. “We are pleased to have ended the year on a better note.”
Net favorable currency exchange rates, primarily the stronger Euro and Korean won, added approximately $7.5 million and $1.1 million to fourth quarter sales and pre-tax earnings, respectively. Income from operations in the fourth quarter improved 6% to $18.4 million from $17.3 million one year ago, generating operating margins of 4.4% versus 5.4% in 2004. S,G&A expenses as a percentage of sales declined to 17.1% versus 19.2% in the prior-year period.

Fourth Quarter Segment Data and Performance
Fourth quarter sales for the Original Equipment segment increased 47% to $209.9 million from $142.5 million one year ago, while operating income fell 6% to $22.1 million versus $23.5 million. These results include Modine Asia (the Korean and Chinese assets of WiniaMando’s ACC business acquired by Modine in the summer and fall of 2004) and the first month of the newly acquired heavy-duty business in Jackson, Mississippi. The Truck and the Heavy-Duty & Industrial businesses both reported double-digit revenue improvements, partially offset by a double-digit decline in North American Automotive sales. A solid improvement in the operating income of the Truck business was more than offset by double-digit declines in operating income for the North American Automotive business due to reduced volumes for certain vehicle platforms and continued pricing pressure and for the Heavy-Duty & Industrial business as a result of a product mix shift and a delay in the pass-through of higher raw material costs.
Sales of $84.3 million for the Distributed Products segment in the fourth quarter were essentially comparable with $83.5 million one year earlier, with a strong performance in the commercial HVAC&R division offset by reduced Aftermarket revenues. The segment’s operating income of $1.4 million improved significantly from a loss of $1.6 million one year ago. The HVAC&R business posted a double-digit operating income increase. Additionally, operating losses were reduced in both the Electronics Cooling business, due to increased business in Taiwan and cost-control initiatives, and in the Aftermarket business, primarily from the previously mentioned adjustments for current-year and prior-year items.
Sales for the European Operations segment in the fourth quarter increased 22% to $123.8 million from $101.4 million one year ago. Double-digit revenue growth in the European Heavy-Duty and Automotive businesses and the positive impact of the stronger Euro generated the increase. Operating income improved 18% to $12.1 million from $10.2 million last year. A solid increase in income from operations for the Heavy-Duty business and the benefit of currency exchange rates more than offset a single-digit decline in operating income in the Automotive component primarily from the anticipated ramp-down of the BMW 3 Series ahead of the new 3 Series launch.

Balance Sheet and Cash Flow
Modine ended fiscal 2005 with a solid balance sheet and significant liquidity. The total debt to capital (total debt plus shareholders’ equity) ratio fell to 13.8% at the end of the year, compared with 16.6% at the close of the third quarter and 19.0% at the end of the second quarter. The cash balance at March 31, 2005 was $55.1 million compared with $50.0 million at the end of the third quarter. Operating cash flow for the fourth quarter was an exceptionally strong $67.1 million.
Total debt at the end of fiscal 2005, which decreased to $105.6 million from $127.9 million at the end of the third quarter and from $141.7 million at the end of the second quarter, compared with $87.9 million at the end of the prior fiscal year predominantly because of borrowings of $49 million to finance the ACC acquisition, as well as $3 million of assumed debt. As mentioned earlier, the Company paid off a net $19.5 million of debt during the fourth quarter.
As a result of the reclassification of approximately $64.9 million of debt ahead of the planned refinancing of a September 2005 note, working capital of $164.2 million at the end of fiscal 2005 was sharply lower than $229.1 million a year earlier.
“As we moved through fiscal 2005, our inventory turns improved, ending the year at 8.8 compared with 7.3 at the close of fiscal 2004,” said Brad Richardson, Modine Vice President, Finance and Chief Financial Officer. “Days sales outstanding dropped to 54 days from 56 at the close of the third quarter and compared with 49 at the end of fiscal 2004. The year-over-year increase was primarily driven by the addition of the customer base from the ACC acquisition.”
Richardson added that fiscal 2005 capital spending of $68.6 million approximated depreciation of $65.3 million, including the post-acquisition impact of the Company’s new Asian businesses.

Update on Aftermarket Business Spin Off and Merger Into Transpro
A Form S-4 Registration Statement was filed by Transpro, Inc. (AMEX: TPR) on May 2 with the U.S. Securities and Exchange Commission containing the preliminary proxy statement/prospectus-information statement in connection with a previously announced transaction in which Modine would spin off its Aftermarket business on a debt-free and tax-free basis to Modine’s shareholders and then merge it with Transpro, Inc.
The closing of the proposed transaction is now expected to occur late in the second quarter or early in the third quarter of calendar 2005, subject to customary conditions, including the approval of Transpro’s shareholders.
Modine is working to classify its Aftermarket business as a discontinued operation in the quarter in which the transaction closes. At that time, Modine also will record a non-cash, pre-tax charge of approximately $40-55 million to reflect the difference between the value Modine shareholders receive in the merged company, a function of the stock price of Transpro, Inc. at the closing, and the asset carrying value of Modine’s Aftermarket business.

Fiscal 2006 Outlook
“After very strong fiscal 2005 results, it continues to appear at this juncture that the magnitude of our growth in EPS, cash flow and underlying revenues in fiscal 2006 will be significantly shaped by a host of factors in the months ahead,” Rayburn said. “They include ongoing raw material and energy cost impacts, continued pressure for OE price-downs coupled with the presence of aggressive competitors, softer Korean and Chinese economies, reduced volumes for certain North American automotive vehicle platforms, foreign currency exchange rates, and smaller year-over-year market recovery rates.”
He stressed that Modine remains encouraged that fiscal 2006 will be influenced positively by a strong line-up of new business programs, a continuation of solid demand in several North American and European platforms, including the truck and heavy-duty markets, and the accretive acquisitions of Airedale International Air Conditioning Limited and Transpro’s heavy-duty OE business, as well as the absence of an underperforming Aftermarket business.
“Our drive for improved profitability, cash flow and returns continues to be well-served by a focus on diversified markets and customers, differentiated products and services, and partnering with technology-driven, OE customers on global platforms, such as our recent multi-year contract with Volvo Construction,” Rayburn said. “We made great progress in fiscal 2005 in reshaping and strengthening our business portfolio, highlighted by our major expansion into Asia and resulting important new customer in Hyundai/Kia. We remain optimistic for fiscal 2006, armed with our strong cash flow and solid balance sheet and an array of new, value-adding products emerging from our growing research and development initiatives.”

Fourth Quarter Conference Call and Webcast
Modine will conduct a conference call on Friday, May 13 at 9 a.m. Eastern Time (8 a.m. Central Time) to discuss additional details regarding the Company’s performance for the fourth quarter and full-year fiscal 2005. The call will be hosted by President and Chief Executive Officer Dave Rayburn and Vice President, Finance and Chief Financial Officer Brad Richardson. Participants should call 913.981.5571 to gain access to the conference call. A replay of the conference call will be available through Friday, May 27, 2005 by calling 719.457.0820 and using confirmation code 7455163.
Additionally, an audio Webcast of the conference call, both live and as a replay, can be accessed through the “Investor Relations” section of Modine’s Web site at www.modine.com. Listeners are encouraged to log on to the Webcast about 10 minutes before the start of the conference call.
Modine, with fiscal 2005 revenues of $1.5 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilating, air conditioning) equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. The Company employs nearly 9,400 people at 40 facilities worldwide. For more information about Modine, visit www.modine.com

This news release contains statements, including information about future financial performance and reporting, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “will,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, which are identified on page 31 of the Company’s 2004 Annual Report to Shareholders and other recent Company filings with the Securities and Exchange Commission. Specifically, this news release contains forward-looking statements regarding the benefits of a recent acquisition, as well as incremental business and continuing market health. These forward-looking statements are particularly subject to a number of risks and uncertainties, including international economic changes and challenges; market acceptance and demand for new products and technologies; and the ability of Modine to integrate the acquired operations and employees in a timely and cost-effective manner. These statements are also subject to the ability of Modine, its customers and suppliers to achieve projected sales and production levels; and unanticipated product or manufacturing difficulties. Modine’s financial results, as reported herein, are preliminary and subject to possible adjustments. Audited financial results and internal controls assessments will be included in the Company’s 2005 Annual Report to Shareholders which is expected to be mailed on or about June 13, 2005.

Modine does not assume any obligation to update any of these forward-looking statements.

Modine Manufacturing Company
Consolidated statements of earnings (unaudited)*
(In thousands, except per-share amounts)
	Three months		Twelve months
	Ended March 31,		Ended March 31,
	2005	2004	2005	2004
Net sales	$414,550	$321,043	$1,543,930	$1,199,799
Cost of sales	325,418	242,051	1,193,821	914,569
Gross profit	89,132	78,992	350,109	285,230
Selling, general, & administrative expenses	70,724	61,743	264,088	235,283
Restructuring	-	(51)	1,031	(119)
Income from operations	18,408	17,300	84,990	50,066
Interest (expense)	(1,941)	(1,420)	(6,365)	(5,429)
Other income - net	4,261	6,075	18,251	19,074
Earnings before income taxes	20,728	21,955	96,876	63,711
Provision for income taxes	5,873	9,427	35,214	23,274
Net earnings	$14,855	$12,528	$61,662	$40,437

Net earnings as a percent of net sales	3.6%	3.9%	4.0%	3.4%
Net earnings - basic	$0.43	$0.37	$1.81	$1.19
Net earnings - diluted	$0.43	$0.37	$1.79	$1.19
Weighted average shares outstanding:
Basic	34,276	34,023	34,092	33,922
Diluted	34,690	34,259	34,480	34,073
Net cash provided by operating activities	$67,104	$21,133	$155,748	$109,214
Dividends paid per share	$0.1625	$0.1375	$0.63	$0.55

Comprehensive earnings, which represents net earnings adjusted by the change in foreign-currency translation and minimum pension liability recorded in shareholders' equity, for the periods ended March 31, 2005 and 2004, respectively, were $17,620 and $24,888 for 3 months, and $83,679 and $69,124 for 12 months.

Consolidated condensed balance sheets (unaudited)*
		(In thousands)
	March 31, 2005	March 31, 2004
Assets
Cash and cash equivalents	$55,091	$69,758
Trade receivables - net	251,734	180,163
Inventories	149,781	136,441
Other current assets	52,724	53,331
Total current assets	509,330	439,693
Property, plant, and equipment - net	496,180	397,697
Other noncurrent assets	146,645	139,133
Total assets	$1,152,155	$976,523
Liabilities
Debt due within one year	$64,912	$3,024
Accounts payable	159,876	105,751
Other current liabilities	120,306	101,774
Total current liabilities	345,094	210,549
Long-term debt	40,724	84,885
Deferred income taxes	44,072	42,774
Other noncurrent liabilities	62,485	51,774
Total liabilities	492,375	389,982
Shareholders' equity	659,780	586,541
Total liabilities & shareholders' equity	$1,152,155	$976,523

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)*
(In thousands)
Twelve months ended March 31,		2005	2004

Net earnings		$61,662	$40,437
Adjustments to reconcile net earnings with cash provided
by operating activities:
Depreciation and amortization		68,494	61,421
Other - net		8,846	3,553
		139,002	105,411

Net changes in operating assets and liabilities		16,746	3,803

Cash flows provided by operating activities		155,748	109,214

Cash flows from investing activities:
Expenditures for plant, property, & equipment		(68,567)	(72,534)
Acquisitions, net of cash		(100,026)	-
Investment in affiliates		(2,246)	-
Proceeds for dispositions of assets		2,022	4,777
Other- net		(1,516)	(586)
Net cash (used for) investing activities		(170,333)	(68,343)

Cash flows from financing activities:
Net increase/(decrease) in debt		10,246	(33,892)
Issuance of common stock, including treasury stock		9,971	3,704
Purchase of treasury stock		(1,591)	(269)
Cash dividends paid		(21,610)	(18,666)
Other - net		(1,285)	(1,037)
Net cash (used for) financing activities		(4,269)	(50,160)

Effect of exchange rate changes on cash		4,187	5,401

Net (decrease) in cash and cash equivalents		(14,667)	(3,888)

Cash and cash equivalents at beginning of the period		69,758	73,646

Cash and cash equivalents at end of the period		$55,091	$69,758

Condensed segment operating results (unaudited)*
(In thousands)

Three months ended March 31,				Twelve months ended March 31,
	2005	2004		2005	2004
Sales:
Original Equipment	$209,894	$142,515		$713,528	$482,303
Distributed Products	84,287	83,463		346,265	354,573
European Operations	123,784	101,444		500,019	392,948
Segment sales	417,965	327,422		1,559,812	1,229,824
Eliminations	(3,415)	(6,379)		(15,882)	(30,025)
Total net sales	$414,550	$321,043		$1,543,930	$1,199,799

Operating Income/(Loss):
Original Equipment	$22,125	$23,541		$88,072	$66,216
Distributed Products	1,394	(1,598)		297	(1,716)
European Operations	12,115	10,226		58,869	42,349
Segment operating income	$35,634	$32,169		$147,238	$106,849

*Certain prior-year amounts have been reclassified in the consolidated financial statements to conform with the current year presentation.
Segment results conform to the current year classification which include moving the Emporia, Kansas facility from the Original Equipment segment to the Distributed Products segment for which it manufactures product and allocating certain centralized services expenses attributable to a segment from corporate and administrative expenses to the individual segments in order to more accurately reflect their operating results.  The Korean and Chinese acquisitions together with the Jackson, Mississippi acquisition are included in the Original Equipment segment.  Cash and accounts payable balances conform to the current fiscal year's classification.  To the extent that checks written but not yet presented for payment, exceed the balance on hand at the specific bank they were written on, the amount of those un-presented checks is included in accounts payable.

** Definition - Return on average capital employed (ROACE)
The sum of, net earnings and adding back after-tax interest (interest expense less the tax benefit at the total company effective tax rate), divided by the average, total debt plus shareholders' equity: this is a financial measure of the profit generated on the total capital invested in the company before any interest expenses payable to lenders, net of any tax effect.

Management discussion concerning the use of the financial measure - Return on average capital employed
Return on average capital employed is not a measure derived under generally accepted accounting principles (GAAP) and should not be considered as a substitute for any measure derived in accordance with GAAP. Management believes that return on capital employed provides investors with helpful supplemental information about the Company's performance, ability to provide an acceptable return on all the capital utilized by the Company, and ability to fund growth. This measure may also be inconsistent with similar measures presented by other companies.

Modine Manufacturing Company
Return on average capital employed (unaudited)
(Dollars in thousands)
Twelve months ended March 31,	2005	2004

Net earnings	$61,662	$40,437
Plus interest expense net of tax benefit at total company effective tax rate	4,055	3,447
Net return	$65,717	$43,884

Divided by:
Average capital (beginning total debt + beginning shareholders equity +	$719,933	$658,043
ending total debt + ending shareholders' equity divided by 2)

Return on average capital employed	9.1%	6.7%

Interest expense	$6,365	$5,429
Total company effective tax rate	36.3%	36.5%
Tax benefit	2,310	1,982
Interest expense, net of tax benefit	$4,055	$3,447

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Modine Manufacturing Company

By: /s/D. B. Rayburn
D. B. Rayburn President and Chief Execitive Officer

By: /s/D. R. Zakos
D. R. Zakos Vice President, General Counsel and Secretary

Date: May 12, 2005